Exhibit 24

                                                         CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Hans J. Klaussner, has authorized and designated David O. Bryant or Peter O. Brisley to execute and file on the undersigned's behalf all Forms 4, 5 and Schedule 13 D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Jennifer Convertibles, Inc. (the "Company"). The authority of David O. Bryant or Peter O. Brisby under this Statement shall continue until the undersigned is no longer required to file Forms 4, 5 and
Schedule 13 D with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that neither David O. Bryant or Peter O. Brisley is assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934.

Dated:  July 26, 2004

                                     /s/ Hans J. Klaussner
                                     ----------------------
                                     Hans J. Klaussner